Exhibit 99.1

New York | Lauren Gioia | Jennifer Park | Lauren.Gioia@Sothebys.com | Jennifer.Park@Sothebys.com | +1 212 606 7176

SOTHEBY'S EXTENDS SHARE OWNERSHIP TO EMPLOYEES AROUND THE WORLD
Making Colleagues Owners of the 274-Year-Old Firm

NEW YORK, 27 March 2018 - Sotheby’s (NYSE:BID) is pleased to announce that all eligible employees around the world have been granted restricted stock units, representing shares of Sotheby’s common stock, this month.  Sotheby’s is proud to be a business where employees are also owners and can benefit directly from the Company’s success.  Traded under the ticker symbol BID, Sotheby’s is the oldest company traded on the New York Stock Exchange.

“We believe that serving clients around the world consistently and superbly is a crucial component of growing our business in the future, and extending an ownership stake to all eligible employees is a great way to achieve that objective,” said Tad Smith, Sotheby’s CEO.  “Whenever a client is dealing with a member of the Sotheby’s team, they will be dealing with an owner of our firm; someone who has the service commitment of an owner.   Additionally, this program has the benefit of aligning the interests of our employees with those of our shareholders.”

Sotheby’s was founded as a book auctioneer in March 1744 and has grown to a full service art and luxury business with more than 80 locations around the world.   As a result of this new compensation program, 98% of the Company’s global employees will either own shares in Sotheby’s, or will receive cash units mirroring Sotheby’s stock in those locations where the Company is prohibited from issuing equity.

Each year, Sotheby’s Board of Directors will review Company performance over the prior year and assess whether an additional grant of restricted stock units will be made.  With share price appreciation and current and future potential grants, Sotheby’s is pleased to offer this savings and investment program to employees around the world.

Mr. Smith added, “Sotheby’s has three assets - superior team, great brand, and plentiful capital - but the most important one by far is our superior team.  Engaging and rewarding employees with a stock award is part of the Company’s commitment to our team and a key differentiator for us as an employer.”

Exhibit 99.1

About Sotheby’s
Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in 10 different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as the collection, artist, estate & foundation advisory services of its subsidiary, Art Agency, Partners. Sotheby’s presents private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby's Global Fine Art Division, and three retail businesses: Sotheby’s Wine, Sotheby’s Diamonds, and Viyet, the online marketplace for interior design. Sotheby’s has a global network of 80 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

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